UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 14, 2023
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Credo Technology Group Holding Ltd
(Exact name of registrant as specified in its charter)
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Cayman Islands	001-41249	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Maples Corporate Services, Limited, PO Box 309, Ugland House Grand Cayman, KY1-1104, Cayman Islands		N/A
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (408) 664-9329
N/A
(Former name or former address, if changed since last report)
_________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value $0.00005 per share	CRDO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                    Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.
Credo Technology Group Holding Ltd’s (“Credo’s”) largest customer has reduced its demand forecast for certain Credo products for reasons Credo understands are unrelated to Credo’s performance. Credo does not expect its market share with the customer will be affected..
As a result of this reduction and macroeconomic headwinds, Credo now expects fiscal fourth quarter revenue, ending April 29, 2023, in the range of $30 million to $32 million. Also, Credo expects revenue for the full fiscal year ending April 27, 2024 will be flat compared to the full fiscal year ending April 29, 2023. From a projected low point in Q4 FY23 or Q1 FY24, Credo expects to see sequential growth during FY24. Credo’s long-term financial model remains unchanged. In addition, Credo is managing its operating expenses to support future revenue growth and profitability.
Credo believes fundamental technology trends in its industry remain consistent, with Credo’s customers and ecosystem partners continuing to require increasing bandwidth, power efficiency and collaborative problem solving to meet their expected connectivity needs. Based on Credo’s customer and partner engagements, Credo remains enthusiastic about the prospects and growth opportunities for its connectivity solutions.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Credo Technology Group Holding Ltd

Date: February 14, 2023	By:	/s/ Daniel Fleming
Daniel Fleming
Chief Financial Officer